UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 29, 2021

SQZ BIOTECHNOLOGIES COMPANY

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39662	46-2431115
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 Arsenal Yards Blvd Suite 210
Watertown, Massachusetts		02472
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 617 758-8672

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	SQZ	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 29, 2021, Teri Loxam notified SQZ Biotechnologies Company (the “Company”) of her resignation as Chief Financial Officer of the Company, effective November 11, 2021 (the “Effective Date”), to pursue another opportunity with broader responsibilities. Following the Effective Date, Ms. Loxam will continue to provide consulting and advisory services to the Company through the filing of the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, anticipated in March 2022. Ms. Loxam’s resignation is not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or procedures.

On November 2, 2021, the Company’s Board of Directors (the “Board”) appointed Armon Sharei, Ph.D., the Company’s Chief Executive Officer, to serve as the Company’s principal financial officer on an interim basis, commencing upon the Effective Date. Additionally, on November 2, 2021, the Board appointed Richard Capasso, previously the Company's Vice President, Finance to Chief Accounting Officer and to serve as the Company’s principal accounting officer, commencing upon the Effective Date.

The Company has commenced a search for a replacement to lead the Company’s financial and investor relations activities. In the interim as of the Effective Date, the Company’s Chief Business Officer and Chief Accounting Officer will be supported by Ms. Loxam who will serve as the Company’s Acting Chief Financial Officer.

Dr. Sharei’s biographical information can be found in the Company’s definitive proxy statement filed with the SEC on April 26, 2021.

Mr. Capasso joined the Company in June 2021 and previously served as our Vice President, Finance. Before joining the Company, from September 2020 to May 2021, Mr. Capasso was a Senior Director at Danforth Advisors, a firm providing strategic and operational finance and accounting for life science companies. From October 2015 to June 2020, Mr. Capasso was a Managing Director at Ernst & Young LLP, a multinational professional services firm. Mr. Capasso is a Certified Public Accountant licensed in the Commonwealth of Massachusetts and holds an M.B.A. from the Bentley University, McCallum School of Business and a B.S. from Northeastern University.

The Company expects to enter into a standard indemnification agreement for directors and officers with Mr. Capasso. Mr. Capasso has no family relationship with any of the executive officers or directors of the Company. There are no arrangements or understandings between Mr. Capasso and any other person pursuant to which he was appointed as a principal accounting officer of the Company.

In connection with Ms. Loxam’s resignation, the Company has entered into a separation agreement with Ms. Loxam (the “Separation Agreement”), pursuant to which and in exchange for a general release of claims and certain other standard provisions, Ms. Loxam will (i) enter into a transition consulting agreement (the “Consulting Agreement”), (ii) be entitled to receive $142,673, an amount equal to her prorated 2021 bonus opportunity, plus an hourly rate above certain specified monthly hours, (iii) be entitled to continued vesting through the term of the Consulting Agreement of any unvested stock options held as of the effective date of her resignation and (iv) be entitled to an extended period to exercise any vested options through December 31, 2022.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SQZ Biotechnologies Company

Date:	November 4, 2021	By:	/s/ Lawrence Knopf
Lawrence Knopf General Counsel